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                                                                    EXHIBIT 12.1

                             UNICCO SERVICE COMPANY
                    CALCULATION OF EARNINGS TO FIXED CHARGES
                           FOR THE FIVE YEARS ENDED 6/29/97
                           AND FOR THE QUARTERS ENDED
                              9/29/96 AND 9/28/97

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
                                                  YEAR ENDED      YEAR ENDED      YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                JUNE 27, 1993   JUNE 26, 1994   JUNE 25, 1995   JUNE 30, 1996   JUNE 27, 1997
Calculation of earnings
  Pre-tax income from continuing operations      1,801,000        2,413,000       2,688,000        1,936,000        3,522,000
  Add fixed charges less capitalized
    interest                                       425,000          405,000         413,000          543,000       12,561,000
  Add PY's capitalized interest, amortized
    during period                                                                                                          --
                                                ------------------------------------------------------------------------------
EARNINGS AS DEFINED                              2,226,000        2,818,000       3,101,000        2,479,000       16,083,000
                                                ------------------------------------------------------------------------------


Calculation of fixed charges
  Interest Expense                                 144,000          110,000          80,000          178,000       10,406,000
  Capitalized interest                                                                                                     --
  Amort. of debt expenses, disc., or premium                                                                        1,086,000
  Rental expense representing interest             281,000          295,000         333,000          365,000        1,069,000
                                                ------------------------------------------------------------------------------
FIXED CHARGES AS DEFINED                           425,000          405,000         413,000          543,000       12,561,000
                                                ------------------------------------------------------------------------------
RATIO OF EARNINGS TO FIXED CHARGES                     5.2              7.0             7.5              4.6              1.3


                                                   QUARTER ENDED         QUARTER ENDED
                                                 SEPTEMBER 29, 1996    SEPTEMBER 28, 1997
Calculation of earnings
  Pre-tax income from continuing operations           2,167,000              767,000
  Add fixed charges less capitalized
    interest                                          2,459,000            3,415,000
  Add PY's capitalized interest, amortized
    during period                                            --                   --
                                                 ------------------------------------
EARNINGS AS DEFINED                                   4,626,000            4,182,000
                                                 ------------------------------------

Calculation of fixed charges
  Interest Expense                                    2,187,000            2,735,000
  Capitalized interest                                       --                   --
  Amort. of debt expenses, disc., or premium            272,000              272,000
  Rental expense representing interest                  239,000              406,000
                                                 ------------------------------------
FIXED CHARGES AS DEFINED                              2,698,000            3,413,000
                                                 ------------------------------------
RATIO OF EARNINGS TO FIXED CHARGES                          1.7                  1.2

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